Exhibit 10.3

APPIAN CORPORATION

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

APPROVED BY THE BOARD OF DIRECTORS

MAY 10, 2017

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Appian Corporation (the “Company”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the Class A common stock (the “Common Stock”) of the Company (the “IPO”).

The Director Compensation Policy will be effective upon the date of the underwriting agreement between the Company and the underwriters managing the initial public offering of the Common Stock, pursuant to which the Common Stock is priced in the IPO. The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Retainers

Each Eligible Director shall receive the annual retainers set forth below, as applicable with respect to that Eligible Director, which annual retainers shall be provided one-half in the form of cash and one-half in the form of fully-vested shares of Common Stock (“Shares”), with such grants made pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) and applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof). The number of Shares shall be determined by dividing the dollar amount due by the Fair Market Value (as defined in the 2017 Plan) of a Share on the date the annual retainer is otherwise payable, rounded down to the nearest whole Share. In no case shall any fractional Shares be issued. In lieu of any fractional Shares, the Eligible Director shall be paid cash equal to the value of any fractional Share. Shares issued in lieu of cash shall be issued on the same schedule as annual retainers paid in cash or, if the Shares cannot be delivered due to a Company blackout period, then the Shares shall be delivered on the first business day following the end of the blackout period.

Subject to the provisions above, the annual retainers set forth below shall be paid (or granted, as the case may be) in equal quarterly installments, payable in advance on the first day of each fiscal quarter in which the service is expected to occur. If an Eligible Director joins the Board or a committee of the Board (“Committee”) at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid (or granted) for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments and grants thereafter.

1.	Annual Board Service Retainer: $130,000

2.	Annual Committee Chair Service Retainer:

a.	Chairperson of the Audit Committee: $20,000

b.	Chairperson of the Compensation Committee: $10,000

3.	Annual Committee Member Service Retainer (in addition to Committee Chair retainer, if applicable):

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $10,000

On the date of the IPO, the Company will pay and grant, as applicable, each Eligible Director a pro-rated portion of the annual retainers set forth above for service expected to be rendered through the balance of the quarter in which the IPO occurs and the subsequent quarter (the “IPO Awards”), with payment schedule set forth above to be effective at the beginning of the quarter thereafter. The Fair Market Value for determining the number of Shares to be granted to each Eligible Director as part of the IPO Awards will be equal to the initial public offering price of the Common Stock.

Expenses

The Company will reimburse Eligible Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and/or Committee meetings; provided, that Eligible Directors timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.

Philosophy

The Director Compensation Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Board, or a duly authorized committee thereof, will generally review Eligible Director compensation on an annual basis following the IPO. The Director Compensation Policy, as amended from time to time, may take into account the time commitment expected of Eligible Directors, best practices and market rates in director compensation, the economic position of the Company, broader economic conditions, historical compensation structure, the advice of the compensation consultant that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on our stockholders.

Under the Director Compensation Policy, Eligible Directors receive compensation in the form of retainers to recognize their level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on Committees. Eligible Directors also receive equity compensation because we believe that stock ownership provides an incentive to act in ways that maximize long-term stockholder value. Further, we believe that stock-based awards are essential to attracting and retaining talented Board members. When stock options are granted, these stock options will have an exercise price at least equal to the Fair Market Value of Common Stock on the date of grant, so that stock options provide a return only if the Fair Market Value appreciates over the period in which the stock option vests and remains exercisable. We believe that the vesting acceleration provided in the case of a Change in Control or other Corporate Transaction is consistent with market practices and is critical to attracting and retaining high quality directors.